EXHIBIT 7.2


                    COMMODORE ENVIRONMENTAL SERVICES, INC.
                        150 East 58th Street, Suite 3400
                               New York, NY 10158


May 30, 2000

Caisse Regionale de Credit Agricole Mutuel de la Charente Maritime Deux-Sevres
4 Boulevard Louis Tardy
79000 Niort, France

Dear Sirs:

Reference is made hereby to the Bond Purchase Agreement dated as of December 3, 1993 (the "Bond Purchase Agreement") by and between Commodore Environmental Services, Inc. (the "Company") and you (the "Investor"), as modified by (1) a four-page letter agreement from the Company to you dated March 23, 1995, (2) a two-page letter agreement from the Company to you dated March 23, 1995 and (3) a five-page letter agreement from the Company to you dated December 2, 1998 (every such letter agreement together with the Bond Purchase Agreement, the "Agreement"). Capitalized terms used and not defined herein shall have the respective meanings given to such terms in the Agreement. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Extension of Maturity Date. Section 2.03 of the Bond Purchase Agreement is hereby modified to provide that the entire outstanding principal balance of all Convertible Bonds (together with all unpaid accrued interest thereon) shall be due and payable on December 4, 2000 (the "Maturity Date"). Restated Convertible Bond Certificates substantially in the form of Exhibits A-1 and A-2 hereto and reflecting the modified Maturity Date will be delivered by the Company to the Investor on the date hereof against delivery by the Investor of the original Convertible Bond Certificates. It is understood that in no event do you intend henceforth to grant any further extensions to the Maturity Date.

2. Prepayment. The Company has filed a registration statement on Form S-3 relating in part to 2,500,000 shares of common stock of Commodore Applied Technologies Inc. ("CXI") held by it (the "Company Registered CXI Stock"). The U.S. Securities and Exchange Commission (the "SEC") has reviewed and made comments on such registration statement, and the Company believes that it has fully and satisfactorily responded to such comments, in such a manner that it expects the SEC to declare the registration statement effective shortly. The Company covenants that it will do everything within its power to secure the declaration of such effectiveness. The failure of the Company to procure that such registration statement is declared effective by the SEC on or before August 3, 2000 shall be deemed to constitute an Event of Default under the Agreement and any and all documents relating thereto, with all the rights and remedies attendant thereto (including without limitation the right to accelerate payment of the Convertible Bonds at the direction of the Investor). In order to obtain the required agreement of the Shaar Fund to the inclusion of the Company Registered CXI Stock in such registration statement, the Company agreed by letter dated November 4, 1999 not to sell or distribute the Company Registered CXI Stock at a price of less than US$2.00 per share for so long as the Shaar Fund has not converted at least 75% of its Series E Convertible Preferred Stock of CXI. Consistent with such obligations, the Company will use its best efforts, after the date hereof, to prepay as promptly as practicable under the circumstances the then-outstanding principal balance of all Convertible Bonds (together with all unpaid accrued interest thereon), principally through the sale to the public of its Company Registered CXI Stock, it being understood and agreed that the entirety of the proceeds of such sales (after deducting reasonable brokers' commissions) will be used exclusively to make such prepayment. Such sales will be made at the most rapid rate and in the greatest volume as market conditions will permit. In the event that the Company is unable to proceed to such sales in accordance with the foregoing, it will use its best efforts to make prepayment through other means whether by obtaining replacement financing sources, whether through equity or debt issuances or sales, sales of assets or otherwise. The Investor will use all reasonable efforts in due regard to its interests to facilitate such prepayment or refinancing. The Company will keep the Investor fully and promptly apprised of its continuing efforts to make such prepayment.

3. Delivery of Documents. Promptly upon the execution hereof, the Company shall deliver or arrange for the issuance and delivery to the Escrow Agent (as defined below) of signed and undated legal opinions from the Company's counsel to the effect that the shares of the Company's common stock ("Pledged COES Common Stock") and CXI common stock ("Pledged CXI Common Stock") pledged to the Investor as collateral for the Company's debt (in total, 16,800,000 shares of Pledged COES Common Stock and 6,000,000 shares of Pledged CXI Common Stock), upon the occurrence of an Event of Default and the realization of the pledge, will not be subject to or will be exempted from any legal restriction upon the sale or transferability thereof by the Investor. Such opinions will be in a form acceptable to the Investor and the Company's transfer agent such that the transfer agent will issue, upon delivery of such opinions and the other documentation to be held by the Escrow Agent, unlegended certificates representing such shares in the name of the Investor or its designee, including without limitation any purchaser of such shares from the Investor in connection with the liquidation of the pledged shares pursuant to an Event of Default. The Company will do all other things necessary or appropriate (including without limitation the delivery of further documentation requested by the Investor and/or the Escrow Agent) to facilitate and permit the unrestricted sale, immediately upon an Event of Default, of such shares by the Investor. In particular, but without limitation, the Company will promptly upon execution of this Agreement deliver to the Escrow Agent a duly completed and executed Certificate of Corporate Authorization to Transfer for each of the Pledged COES Common Stock and the Pledged CXI Common Stock, using the form attached as Exhibit B. All opinions of counsel contemplated hereunder or necessary to accomplish the intent hereof will be obtained by the Company at its sole expense.

4. Escrow Agent. All Collateral will be held by Kramer Levin Naftalis & Frankel LLP, as escrow agent (the "Escrow Agent"), pursuant to the terms of an Escrow Agreement dated as of the date hereof by and among the Company, the Investor and the Escrow Agent substantially in the form of Exhibit C hereto, which agreement is a restatement and amendment of the escrow agreement currently in place among the Company, the Investor and Rogers & Wells LLP. Each of the Company and the Investor agrees that the Escrow Agent shall be bound solely by the terms of the Escrow Agreement, and each expressly acknowledges that the Escrow Agent will not be bound by, or in any way incur any liability or have any obligations whatsoever, under or in regard to the terms of the Agreement, including without limitation Article IX of the Bond Purchase Agreement.

5. Expenses. The Company will pay, or promptly reimburse the Investor for, all expenses, fees or charges of whatever nature (including, without limitation, fees of counsel) in connection with the Investor's preparation and negotiation of the repayment arrangements, the sale of shares of COES common stock or CXI common stock contemplated thereby and any enforcement action or documentation undertaken or prepared by or for the Investor in relation to the Convertible Bonds.

6. Representations and Warranties. Each of the representations and warranties made by the Company in the Agreement is true and correct in all material respects as though made on and as of the date hereof with reference to circumstances now existing. Such representations and warranties shall be deemed to be extended to cover, mutatis mutandis, the Agreement as modified hereby and any and all other agreements entered into in connection herewith. The Company further represents and warrants that, except as already specifically disclosed to the Investor, no constraint or limitation of a contractual or other nature relating to the Company's ability to sell shares of COES common stock or CXI common stock exists or is in effect.

7. Covenants. In addition to the affirmative covenants set forth in Part V of the Bond Purchase Agreement, and in addition to the negative covenant set forth in Part VI thereof which shall be deemed to apply to the Collateral, the Company hereby covenants and agrees that, from the date hereof and until all Convertible Bonds shall have been repaid and/or otherwise satisfied, the Company:

      (a) shall not, directly or indirectly, without the prior written consent of the Investor, agree to enter into or consummate any transaction (including, without limitation, the sale by the Company of COES common stock or other COES securities or CXI common stock or other CXI securities except as specifically contemplated herein, or any constraint or limitation thereon) which could reasonably be expected to prejudice in any material way the value of the Collateral or the Company's ability to repay in a timely manner amounts outstanding under the Convertible Bonds;

      (b) shall make every reasonable effort to discourage any director, officer or other related person of the Company or any affiliate thereof from selling or otherwise transferring, or entering into any agreement to sell or transfer, shares of COES common stock (or other COES securities) or CXI common stock (or other CXI securities) owned or controlled directly or indirectly by such director, officer or related person, except with the prior written consent of the Investor; and

      (c) shall keep the Investor fully informed on a current and timely basis of all measures taken to pay off the entirety of its debt to the Investor as quickly as possible.

The Company further covenants and agrees that, soon as practicable, but in no event later than ten U.S. business days after the execution hereof by all parties, the Company will file with the SEC a statement on Form 8-K, reasonably acceptable to the Investor, setting forth the essential terms hereof, in a manner consistent with disclosure obligations under U.S. securities laws.

Mr. Bentley J. Blum hereby covenants in his personal and individual capacity that from the date hereof and until all Convertible Bonds have been repaid or otherwise satisfied, and except in the case of sales or transfers the entire proceeds of which are remitted to the Investor in repayment of the Convertible Bonds, (1) he shall not, directly or indirectly, without the prior written consent of the Investor, sell or otherwise transfer, or enter into any agreement to sell or transfer, shares of COES common stock (or other COES securities) or CXI common stock (or other CXI securities) owned or controlled directly or indirectly by him (including, without limitation, such shares as may be owned by members of his immediate family) and (2) he shall make every reasonable effort to discourage any director, officer or other related person of the Company or any affiliate thereof from selling or otherwise transferring, or entering into any agreement to sell or transfer, shares of COES common stock (or other COES securities) or CXI common stock (or other CXI securities) owned or controlled directly or indirectly by such director, officer or other related person, unless in each case the prior written consent of the Investor has been obtained.

8. No Waiver. Nothing contained herein shall be deemed to relieve the Company of any obligation to pay principal and interest on the Convertible Bonds in accordance with the terms thereof. It is intended that any shares of Pledged COES Common Stock or Pledged CXI Common Stock deliverable pursuant to this letter agreement shall constitute collateral for the repayment of the principal and interest of the Convertible Bonds (as well as payment of any amounts due to the Investor under paragraph 5 hereof), that such shares shall not constitute an exclusive remedy for the collection of the principal and interest of the Convertible Bonds, and that the Company shall remain liable for any deficiency following any appropriate sale or other disposition of such collateral. Except as specifically and expressly set forth herein, this letter agreement shall not constitute or be construed as a waiver of any rights or of any default under the terms of the Convertible Bonds or the Agreement now existing or hereafter arising. Except as specifically set forth herein, all other terms of the Convertible Bonds and the Agreement shall remain unchanged and in full force and effect, and the parties hereto agree that they are fully bound by the terms of the Agreement. For the avoidance of doubt, but without limitation, the Convertible Bonds shall continue to bear interest which will accrue and be paid on the terms set forth in the Convertible Bonds and the Agreement for the extended term thereof, mutatis mutandis. In no event shall this letter agreement be considered a novation of the obligations under the Convertible Bonds or the Agreement.

9. Conversion Shares. The Investor currently holds 500,000 shares of Series AAA convertible preferred stock issued by the Company, convertible into 1,000,000 shares of its common stock. Promptly upon the request of the Investor, the Company agrees to issue, in conversion of such securities, unlegended certificates in the name of the Investor for the corresponding number of shares of common stock. All expenses occasioned by such conversion, including expenses related to the issuance of an opinion of counsel to the extent required (which shall be arranged by the Company), shall be for the account of and paid by the Company.

10. Further Assurances. The parties will hereafter take such further action, and will hereafter execute and deliver such further agreements, instruments, certificates and other documents, as may be necessary or appropriate to implement the foregoing amendments, and to give effect to the fair intention of this agreement.

11. Miscellaneous. This letter agreement shall not be construed against the drafter hereof. Nothing in this letter agreement shall prohibit the Investor from assigning this letter agreement and any right or interest in this letter agreement to any person or entity. The Company hereby agrees that the Company's obligations hereunder may not be assigned without the prior written consent of the Investor. This letter agreement shall (i) be binding upon the Company, its successors and assigns, (ii) be binding upon Bentley J. Blum and his successors solely in respect of the covenants made by him in his personal and individual capacity herein and (iii) be binding upon and inure, together with the Investor's rights and remedies hereunder, to the Investor and its successors, transferees and assigns. This letter agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of the parties hereto. This letter may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and each of the parties hereto may execute this letter by signing any such counterpart. This letter shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of law principles thereof.

If the foregoing is in accordance with your understanding of our agreement, please sign where indicated below and return an executed copy of this letter.

Very truly yours,


COMMODORE ENVIRONMENTAL
SERVICES, INC.

By: /s/ Bentley J. Blum
   -----------------------------
    Name:  Bentley J. Blum
    Title: Chairman


AGREED TO AND ACCEPTED:


CAISSE REGIONALE DE CREDIT AGRICOLE MUTUEL
DE LA CHARENTE MARITIME DEUX SEVRES




By: /s/ C. Noel
   -------------------------
   Name:  C: Noel
   Title: Directeur General Adjoint



AGREED TO AND ACCEPTED:


/s/ Bentley J. Blum
---------------------------
Bentley J. Blum

                                   EXHIBIT A-1


$ 2,500,000                                                        No. _____


      THIS CERTIFIES THAT, FOR VALUE RECEIVED, Caisse Regionale de Credit Agricole Mutuel de la Charente Maritime Deux Sevres is the owner and holder of 8.5% Convertible Bonds of Commodore Environmental Services, Inc., a Delaware corporation (the "Company"), in the aggregate principal amount indicated above (the "Convertible Bonds"), which Convertible Bonds have been issued by the Company under and pursuant to that certain Bond Purchase Agreement dated as of December 3, 1993 by and between the Company and the Investors thereunder, as amended by two letter agreements dated March 23, 1995, a letter agreement dated December 2, 1998 and a letter agreement dated May [ ], 2000 (collectively, the "Extended Bond Agreement").

      This Convertible Bond Certificate restates and replaces the Convertible Bond Certificate No. CB-01A issued December 2, 1998 pursuant to the Extended Bond Agreement. This Convertible Bond Certificate does not represent a novation of the debt represented by such original Convertible Bond Certificate.

      Subject to the terms and conditions of the Extended Bond Agreement, accrued interest on the outstanding principal amount of the Convertible Bonds shall be payable quarterly in arrears on the last day of each March, June, September and December (and upon maturity) at the rate of 8.5% per annum. The entire principal amount of the Convertible Bonds shall be due and payable on December 4, 2000, unless sooner called or due for prepayment in whole or in part as and in the manner provided in the Extended Bond Agreement.

      The Convertible Bonds are entitled and subject to all of the rights, benefits and other terms and conditions of the Extended Bond Agreement, including, but not limited to, the collateral security for the Convertible Bonds provided therein, rights of conversion of the Convertible Bonds into shares of common stock of the Company, certain rights to require the prepayment of the principal and accrued interest of the Convertible Bonds upon the occurrence and during the continuance of certain Events of Defaults as specified in the Extended Bond Agreement, and the obligation to tender the Convertible Bonds to the Company for redemption and prepayment under certain circumstances as specified in the Extended Bond Agreement.

      IN WITNESS WHEREOF, the Company has caused this Convertible Bond Certificate to be executed by its duly authorized officer.

Dated:  May [ ], 2000


                              COMMODORE ENVIRONMENTAL SERVICES, INC.


                              By: ____________________________________________

                                   EXHIBIT A-2

$ 1,500,000                                                        No. _____


      THIS CERTIFIES THAT, FOR VALUE RECEIVED, Caisse Regionale de Credit Agricole Mutuel de la Charente Maritime Deux Sevres is the owner and holder of 8.5% Convertible Bonds of Commodore Environmental Services, Inc., a Delaware corporation (the "Company"), in the aggregate principal amount indicated above (the "Convertible Bonds"), which Convertible Bonds have been issued by the Company under and pursuant to that certain Bond Purchase Agreement dated as of December 3, 1993 by and between the Company and the Investors thereunder, as amended by two letter agreements dated March 23, 1995, a letter agreement dated December 2, 1998 and a letter agreement dated May [ ], 2000 (collectively, the "Extended Bond Agreement").

      This Convertible Bond Certificate restates and replaces the Convertible Bond Certificate No. CB-02A issued December 2, 1998 pursuant to the Extended Bond Agreement. This Convertible Bond Certificate does not represent a novation of the debt represented by such original Convertible Bond Certificate.

      Subject to the terms and conditions of the Extended Bond Agreement, accrued interest on the outstanding principal amount of the Convertible Bonds shall be payable quarterly in arrears on the last day of each March, June, September and December (and upon maturity) at the rate of 8.5% per annum. The entire principal amount of the Convertible Bonds shall be due and payable on December 4, 2000, unless sooner called or due for prepayment in whole or in part as and in the manner provided in the Extended Bond Agreement.

      The Convertible Bonds are entitled and subject to all of the rights, benefits and other terms and conditions of the Extended Bond Agreement, including, but not limited to, the collateral security for the Convertible Bonds provided therein, rights of conversion of the Convertible Bonds into shares of common stock of the Company, certain rights to require the prepayment of the principal and accrued interest of the Convertible Bonds upon the occurrence and during the continuance of certain Events of Defaults as specified in the Extended Bond Agreement, and the obligation to tender the Convertible Bonds to the Company for redemption and prepayment under certain circumstances as specified in the Extended Bond Agreement.

      IN WITNESS WHEREOF, the Company has caused this Convertible Bond Certificate to be executed by its duly authorized officer.

Dated: May [ ], 2000


                              COMMODORE ENVIRONMENTAL SERVICES, INC.


                              By:
                              ---------------------------------------------

                                    EXHIBIT B

                                 [see attached]

                                    EXHIBIT C



                      AMENDED AND RESTATED ESCROW AGREEMENT



ENTERED INTO ON MAY 30, 2000, AMONG THE UNDERSIGNED:


      COMMODORE ENVIRONMENTAL SERVICES, INC., a corporation organized and existing under the laws of the State of Delaware (U.S.A.), with its principal place of business at 150 East 58th Street, Suite 3400, New York, New York 10158, U.S.A., represented by Mr. Bentley J. Blum, Chairman, who declares he is duly authorized to enter into this Agreement,

                           (hereinafter "Commodore");



AND

      CAISSE REGIONALE DE CREDIT AGRICOLE MUTUEL DE LA CHARENTE MARITIME DEUX SEVRES, a credit institution and insurance brokerage company organized and existing under the laws of the Republic of France, with its registered offices at 12, boulevard Guillet Maillet, 17117 Saintes Cedex, France, with a registration number 399 351 810 RCS Saintes, represented by Mr. Heric Mesnage, its Director of Finance and Logistics, who declares he is duly authorized to enter into this Agreement,

                            (hereinafter "CADS");



AND

      KRAMER LEVIN NAFTALIS & FRANKEL LLP, a limited liability partnership organized and existing under the laws of the State of New York (U.S.A.), with offices at 47, avenue Hoche, 75008 Paris, France, represented by Mr. John A. Stevenson, partner, who declares he is duly authorized to enter into this Agreement,

                        (hereinafter the "Escrow Agent").

WHEREAS:

      Commodore and CADS are entering on the date hereof into a letter agreement (the "Letter Agreement") amending certain terms of a Bond Purchase Agreement dated as of December 3, 1993 (as subsequently amended in the manner described in the Letter Agreement) and related collateral arrangements in regard to certain convertible bonds issued by Commodore and held by CADS as identified therein (the "Convertible Bonds").

      The letter agreement contemplates the modification and continuation of an escrow arrangement relating to certain collateral currently held by the Escrow Agent (the "Collateral") pursuant to the terms of an Escrow Agreement dated December 2, 1998 among Commodore, CADS and Rogers & Wells LLP (which firm has been succeeded for purposes of such Escrow Agreement by the Escrow Agent) consisting of shares of common stock of Commodore and Commodore Applied Technologies Inc. ("CXI") represented by share certificates with stock powers attached.

           As an accommodation to Commodore and CADS, the Escrow Agent is willing to continue to serve in the capacity of escrow agent hereunder and hold the Collateral pursuant to the terms and conditions of this Agreement, which amends, restates and in all respects replaces the aforementioned Escrow Agreement dated December 2, 1998.


IT IS NOW THEREFORE AGREED:


1.    Appointment of Escrow Agent; Deposit of Collateral into Escrow Account

1.1 Commodore and CADS hereby constitute and appoint the Escrow Agent as, and the Escrow Agent hereby agrees to assume and perform the duties of, escrow agent under and pursuant to this Agreement.

1.2 The Collateral is currently represented by legended certificates for 16,800,000 shares of Commodore common stock and 6,000,000 shares of CXI common stock, with stock powers attached. Pursuant to the Letter Agreement and in accordance with the terms thereof, Commodore shall deliver promptly to the Escrow Agent (a) signed and undated legal opinions from the Company's counsel concerning the securities pledged as Collateral and (b) duly completed and executed Certificates of Corporate Authorization to Transfer. Each of the aforementioned legal opinions and Certificates of Corporate Authorization to Transfer shall, for purposes of this Agreement, be deemed to constitute part of the Collateral.

1.3 The Escrow Agent shall hold any and all Collateral delivered to it by each of CADS and Commodore in a safe on its premises, and will keep proper records in connection therewith.

2.    Release of Collateral from Escrow; Termination

2.1 Upon receipt of written instructions from CADS substantially in the form of Annex 1 hereto, the Escrow Agent shall promptly release all or a portion of the Collateral identified in such written instructions to CADS. Further, upon the receipt of written instructions signed by both CADS and Commodore, the Escrow Agent shall promptly release all or a portion of the Collateral identified in such written instructions in accordance with the terms thereof.

2.2 If the Escrow Agent does not receive written instructions pursuant to
Article 2.1 above, the Escrow Agent shall not release the Collateral in favor of either CADS, Commodore or any other entity except pursuant to a final, non-appealable order of a court of competent jurisdiction.

2.3 The Escrow Agent may resign and terminate its obligations hereunder by giving thirty (30) calendar days prior notice in writing to each of CADS and Commodore, in which case CADS and Commodore agree to issue to the Escrow Agent, prior to the effective date of such resignation and termination, joint written instructions for the delivery of the Collateral to another entity. The Escrow Agent may be removed and replaced, and its duties hereunder terminated, on thirty (30) calendar days prior notice pursuant to written instructions signed by both CADS and Commodore indicating the entity to which the Collateral is to be delivered.

2.4 Upon delivery of all Collateral held by the Escrow Agent in accordance with written instructions delivered pursuant to Sections 2.1 or 2.3 or a court order pursuant to Section 2.2, the Escrow Agent shall be fully released from and relieved of all duties, responsibilities and obligations hereunder and in regard to the Collateral.


3.    Duties of the Escrow Agent

      The duties and the obligations of the Escrow Agent hereunder and in regard to the Collateral shall be limited to and determined solely by the provisions of this Agreement and written instructions delivered in accordance herewith, and the Escrow Agent is not charged with knowledge of or any duties or responsibilities in respect of any other agreement or document. In furtherance and not in limitation of the foregoing:

      (i) the Escrow Agent shall be fully protected and rely in good faith upon any written instructions, notice, waiver, consent, receipt or other document free from manifest error and which the Escrow Agent believes to be genuine and duly authorized, executed and delivered, without having to verify the genuineness of signatures or the powers of signatories;

      (ii) the Escrow Agent shall not be liable for any act done or for any omission in connection herewith, except in the event of its willful misconduct or gross negligence;

      (iii) in the event that the Escrow Agent is, in good faith, uncertain as to its duties or rights hereunder, it shall be entitled to refrain from taking any action in that instance, and its sole obligation, in addition to those of its duties hereunder as to which there is no uncertainty, shall be to keep safely all property held as Collateral hereunder until it shall be directed otherwise in writing by both CADS and Commodore or by a final, non-appealable order of a court of competent jurisdiction.


4.    Fees and Expenses; Indemnity

      Each of Commodore and CADS agrees, as a joint and several obligation, to pay the fees of the Escrow Agent for its services hereunder and its related expenses as and when billed by the Escrow Agent, and to reimburse and indemnify the Escrow Agent for, and hold it harmless against, any loss, damage, cost or expense incurred by the Escrow Agent in connection with its performance of its duties and obligations under this Agreement (including without limitation any contribution or fiscal charge which the Escrow Agent may incur as a result of holding the Collateral), as well as the reasonable costs and expenses (including without limitation legal fees) of defending against any claim or liability relating to this Agreement or enforcing any provision hereof; provided, however, that neither Commodore nor CADS shall be required to indemnify the Escrow Agent for any such loss, liability, cost or expense arising as a result of the Escrow Agent's willful misconduct or gross negligence.


5.    Miscellaneous

5.1   Notices

      All instructions, notices and communications made pursuant to this Agreement shall be made in writing and will be deemed to have been duly given and effective upon receipt if delivered personally or by registered mail, return receipt requested, to the following addresses:

For Commodore
                  to:               Commodore Environmental Services, Inc.
                                    150 East 58th Street
                                    Suite 3400
                                    New York, NY 10158
                                    USA
                                    Attn: Bentley J. Blum

For CADS
                  to:               Credit Agricole Deux Sevres
                                    Direction Financiere et Comptable
                                    4, boulevard Louis Tardy
                                    B.P. 8813
                                    79028 Niort cedex 9
                                    France
                                    Attn: C. Noel and H. Mesnage

For the Escrow Agent
                  to:               Kramer Levin Naftalis & Frankel LLP
                                    47, avenue Hoche
                                    75008 Paris
                                    Attn: John A. Stevenson

or to any other address that a party may notify to the other parties in conformity with the provisions of this Article.

5.2   Modifications, Etc.

      This Agreement may be amended or modified, and any of the terms hereof waived, only by a written instrument duly executed by or on behalf of the parties. No waiver by any party of any term or condition contained herein, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

5.3   Cooperation

      Commodore and CADS shall provide to the Escrow Agent all instruments and documents which are within their respective powers to provide and are necessary for the Escrow Agent to perform its duties and responsibilities hereunder.

5.4   Language

      This Agreement has been drafted in French and only the French text signed by the parties shall be binding on the parties. An English translation has been provided solely for the convenience of the parties.

5.5   Applicable Law - Jurisdiction

      This Agreement shall be governed by and interpreted in accordance with French law. The parties agree to submit all disputes which may arise in connection with the performance or interpretation of this Agreement to the competent court within the jurisdiction of the Court of Appeals of Paris.

5.6   Other Provisions

      This Agreement is binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof. This Agreement may be executed in three or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.


      IN WITNESS WHEREOF, the parties have signed this Agreement in Paris, Niort and New York, as of the date first above written in three original copies.


COMMODORE ENVIRONMENTAL SERVICES, INC.



---------------------------
By:    Bentley J. Blum
Title: Chairman


CAISSE REGIONALE DE CREDIT AGRICOLE MUTUEL
DE LA CHARENTE MARITIME DEUX SEVRES



---------------------------
By:    Heric Mesnage
Title: Director of Finance and Logistics


KRAMER LEVIN NAFTALIS & FRANKEL LLP



---------------------------
By:    Mr. John A. Stevenson
Title: Partner

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                                     ANNEX 1


                          FORM OF WRITTEN INSTRUCTIONS
                           OF CADS TO THE ESCROW AGENT


TO: Kramer Levin Naftalis & Frankel LLP

      The undersigned, Caisse Regionale de Credit Agricole Mutuel de la Charente Maritime Deux-Sevres, hereby certifies that an Event of Default has occurred (as that terms is defined under the Bond Purchase Agreement dated December 3, 1993 and modified by, inter alia, the Letter Agreement dated May 30, 2000) and hereby instructs you to release to [it] [name of designee] the [Collateral] [identify relevant portion of Collateral] held by you as Escrow Agent pursuant to that Amended and Restated Escrow Agreement dated as of May [__], 2000 among ourselves, Commodore Environmental Services Inc. and you.

      Terms used but not defined herein have the meaning assigned in the Amended and Restated Escrow Agreement.


CAISSE REGIONALE DE CREDIT AGRICOLE MUTUEL
DE LA CHARENTE MARITIME DEUX SEVRES




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